Exhibit 99.1


                     Fair Isaac Announces Fourth Quarter and
     Fiscal 2006 Results, New Stock Repurchase Authorization, and Departure
                           of Chief Executive Officer



    MINNEAPOLIS--(BUSINESS WIRE)--Nov. 1, 2006--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced the financial results for its fourth quarter and fiscal year ended September 30, 2006. In addition, the board of directors authorized a new $500 million share repurchase program.

    The board of directors of Fair Isaac Corporation also announced today that Thomas G. Grudnowski has stepped down as chief executive officer and board member, effective immediately. Charles M. Osborne, Fair Isaac's chief financial officer, has been named chief executive officer on an interim basis.

    "Tom Grudnowski came to Fair Isaac to revitalize and reinvigorate the company. He brought a strategic vision and put in place a plan that has given this company the capabilities to compete and win. We thank Tom for his significant leadership over the past seven years as we look forward to continued execution of the company's strategy," said A. George Battle, chairman, on behalf of the board.

    The board will begin a search for a new chief executive officer immediately. The interim chief executive officer, Mr. Osborne, has been the chief financial officer of the company since May 2004 and has over 32 years of business leadership experience. He will also retain his chief financial officer responsibilities. The company has made no additional structural changes or executive leadership changes at this time.

    Fourth Quarter Fiscal 2006 Results

    The company reported fourth quarter revenues of $207.3 million in fiscal 2006 versus $203.3 million reported in the prior year period. Net income for the fourth quarter of fiscal 2006 totaled $22.1 million, or $0.35 per diluted share, versus $35.7 million, or $0.53 per diluted share, reported in the prior year period.

    Fourth quarter fiscal 2006 results included share-based compensation expense of $7.4 million after-tax, or $0.12 per diluted share, due to the adoption of SFAS 123(R), and costs associated with the previously announced lease exit of $8.3 million after-tax, or $0.13 per diluted share.

    Fiscal 2006 Results

    The company reported revenues of $825.4 million versus $798.7 million in the prior year period. Net income for fiscal 2006 totaled $103.5 million, or $1.59 per diluted share, versus $134.5 million, or $1.86 per diluted share, reported in the prior year.

    Fiscal 2006 results included share-based compensation expense of $26.6 million after-tax, or $0.41 per diluted share, due to the adoption of SFAS 123(R), and restructuring and acquisition-related costs of $12.7 million after-tax, or $0.19 per diluted share.

    Fiscal 2005 results included a decrease in diluted earnings per share of $0.09 related to the adoption of EITF Issue No. 04-8, and an increase in diluted earnings per share of $0.14 related to revisions made to tax liabilities.

    Fourth Quarter Fiscal 2006 Revenues Highlights

    Revenues for fourth quarter fiscal 2006 across each of the company's four operating segments were as follows:

    -- Strategy Machine(R) Solutions revenues increased to $111.6 million in the fourth quarter compared to $109.6 million in the prior year quarter, or by 1.8%, primarily due to an increase in revenues from fraud, originations, and collections and recovery solutions, offset by a decline associated with insurance solutions and consumer scoring products.

    -- Scoring Solutions revenues were $45.5 million in the fourth quarter compared to $47.8 million in the prior year quarter, or a decrease of 4.8%, primarily due to a decrease in revenues derived from risk scoring services at the credit reporting agencies.

    -- Professional Services revenues increased to $37.0 million in the fourth quarter from $33.4 million in the prior year quarter, or by 10.9%, primarily due to an increase in revenues from strategic consulting services and implementation services for EDM products.

    -- Analytic Software Tools revenues increased to $13.2 million in the fourth quarter compared to $12.6 million in the prior year quarter, or by 5.1%, due to an increase in revenues generated from sales of the Blaze Advisor(TM) product.

    Fiscal 2006 Revenues Highlights

    Revenues for fiscal 2006 across each of the company's four operating segments were as follows:

    -- Strategy Machine(R) Solutions revenues increased to $457.2 million from $453.7 million in the prior year period, or by 0.8%, primarily due to growth in fraud solutions, consumer scoring products and collections and recovery solutions, offset by a decline associated with marketing services and insurance solutions.

    -- Scoring Solutions revenues increased to $177.2 million from $167.3 million in the prior year period, or by 5.9%, primarily due to an increase in revenues from risk scoring services at the credit reporting agencies, and PreScore(R) Service.

    -- Professional Services revenues increased to $145.3 million from $129.6 million in the prior year period, or by 12.1%, primarily due to an increase in revenues from strategic consulting services and implementation services for EDM products, offset by a decline in consulting services related to precision marketing.

    -- Analytic Software Tools revenues were $45.7 million compared to $48.0 million in the prior year period, or a decrease of 4.8%, due to a decline in revenues generated from sales of the Blaze Advisor(TM) product.

    Bookings Highlights

    The bookings for the fourth quarter were $112.6 million versus $109.7 million in the same period last year. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents, and marketable security investments were $267.8 million at September 30, 2006, as compared to $288.1 million at September 30, 2005. Significant changes in cash and cash equivalents from September 30, 2005 include cash provided by operations of $199.0 million for fiscal 2006 and $64.2 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during fiscal 2006 includes $31.4 million related to purchases of property and equipment and $256.5 million to repurchase company stock.

    Outlook

    The company expects revenues for first quarter fiscal 2007 of approximately $210.0 million and earnings per diluted share, to be approximately $0.48. The company expects revenues for fiscal 2007 of approximately $870.0 million and earnings per diluted share, to be approximately $2.10. The earnings per diluted share, guidance include compensation expense related to SFAS 123(R).

    New Stock Repurchase Program

    Fair Isaac also announced today that its Board of Directors has approved a common stock repurchase program to acquire up to $500 million of the company's outstanding common stock. This new program replaces the Company's previous repurchase program announced on August 29, 2006, which had authorized the company to acquire up to $250 million of outstanding stock. Under the previous program, Fair Isaac purchased approximately 2.4 million shares of its common stock, at an aggregate cost of approximately $85.3 million. The stock repurchase program, which is open-ended, allows the company to repurchase its shares from time to time in the open market and in negotiated transactions.

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its fourth quarter and fiscal 2006 results, and outlook for fiscal 2007. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through November 29, 2006.

    About Fair Isaac Corporation

    Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company's solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2005 and quarterly report on Form 10-Q for the period ended June 30, 2006. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

    Fair Isaac, FICO, myFICO, Falcon, Blaze Advisor, TRIAD, Strategy Machine and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.



                        FAIR ISAAC CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Quarters and Years Ended September 30, 2006 and 2005
                (In thousands, except per share data)
                             (Unaudited)


                            Quarter Ended          Year Ended
                            September 30,         September 30,
                        --------------------- ---------------------
                           2006       2005       2006       2005
                        ---------- ---------- ---------- ----------

Revenues                 $207,289   $203,297   $825,365   $798,671
                        ---------- ---------- ---------- ----------

Operating expenses:
  Cost of revenues         70,291     67,308    281,977    275,065
  Research and
   development             19,173     20,998     84,967     81,295
  Selling, general and
   administrative          66,967     55,621    260,845    223,400
  Amortization of
   intangible assets        6,366      6,260     25,191     25,900
  Restructuring and
   acquisition-related     12,862          -     19,662          -
                        ---------- ---------- ---------- ----------
     Total operating
      expenses            175,659    150,187    672,642    605,660
                        ---------- ---------- ---------- ----------
Operating income           31,630     53,110    152,723    193,011
Other income, net           1,416      1,076      6,469      1,077
                        ---------- ---------- ---------- ----------
Income before income
 taxes                     33,046     54,186    159,192    194,088
Provision for income
 taxes                     10,993     18,438     55,706     59,540
                        ---------- ---------- ---------- ----------
Net income                $22,053    $35,748   $103,486   $134,548
                        ========== ========== ========== ==========


Earnings per share:
  Basic                     $0.36      $0.55      $1.63      $2.02
                        ========== ========== ========== ==========
  Diluted                   $0.35      $0.53      $1.59      $1.86 (a)
                        ========== ========== ========== ==========


Shares used in
 computing earnings per
 share:
  Basic                    61,423     64,471     63,579     66,556
                        ========== ========== ========== ==========
  Diluted                  62,506     67,216     65,125     73,584 (a)
                        ========== ========== ========== ==========

Share-based
 compensation expense
 included in the above
 operating expense
 captions are as
 follows (b):
  Cost of revenues         $2,705       $513    $10,970       $703
  Research and
   development              1,374         79      6,435        166
  Selling, general and
   administrative           7,982      1,243     24,680      2,058
                        ---------- ---------- ---------- ----------
Total share-based
 compensation expense     $12,061     $1,835    $42,085     $2,927
                        ========== ========== ========== ==========

(a) The computation of diluted earnings per share for the year ended September 30, 2005 includes 4.5 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $2.5 million. On March 31, 2005, the company successfully completed an exchange offer for approximately 99.9% of the principal amount of its senior convertible notes for new senior convertible notes. The dilutive effect of the new senior convertible notes has been calculated using the treasury stock method since the effective date of the exchange.

(b) Effective October 1, 2005, the company adopted SFAS 123(R),
 "Share-Based Payment", which required the company to record compensation expense for all share-based awards. Results from prior periods have not been restated.




                        FAIR ISAAC CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                     September 30, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                           September 30, September 30,
                                               2006          2005
                                           ------------- -------------

ASSETS:
Current assets:
  Cash and cash equivalents                     $75,154       $82,880
  Marketable securities                         152,141       146,088
  Receivables, net                              165,806       156,375
  Prepaid expenses and other current
   assets                                        20,209        27,337
                                           ------------- -------------
     Total current assets                       413,310       412,680

Marketable securities and investments            40,479        59,087
Property and equipment, net                      56,611        48,436
Goodwill and intangible assets, net             786,062       803,306
Other noncurrent assets                          24,743        27,552
                                           ------------- -------------
                                             $1,321,205    $1,351,061
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and other accrued
   liabilities                                  $53,809       $50,947
  Senior convertible notes                      400,000             -
  Accrued compensation and employee
   benefits                                      34,936        31,373
  Deferred revenue                               48,284        55,837
                                           ------------- -------------
     Total current liabilities                  537,029       138,157

Senior convertible notes                              -       400,000
Other noncurrent liabilities                     14,148         7,810
                                           ------------- -------------
     Total liabilities                          551,177       545,967

Stockholders' equity                            770,028       805,094
                                           ------------- -------------
                                             $1,321,205    $1,351,061
                                           ============= =============




                        FAIR ISAAC CORPORATION
                         REVENUES BY SEGMENT
     For the Quarters and Years Ended September 30, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                  Quarter Ended        Year Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Strategy machine solutions     $111,553  $109,578  $457,211  $453,734
Scoring solutions                45,483    47,758   177,152   167,270
Professional services            37,035    33,383   145,271   129,636
Analytic software tools          13,218    12,578    45,731    48,031
                               --------- --------- --------- ---------
   Total revenues              $207,289  $203,297  $825,365  $798,671
                               ========= ========= ========= =========




                        FAIR ISAAC CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Years Ended September 30, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                                      Year Ended
                                                     September 30,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------
Cash flows from operating activities:
Net income                                        $103,486   $134,548
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                     48,805     51,517
  Changes in operating assets and liabilities,
   net of acquisitions                              (2,096)    (5,082)
  Other, net                                        48,847     33,099
                                                 ---------- ----------
     Net cash provided by operating activities     199,042    214,082
                                                 ---------- ----------

Cash flows from investing activities:
Purchases of property and equipment                (31,409)   (16,414)
Cash paid for acquisitions, net of cash acquired         -    (41,312)
Net activity from marketable securities             13,882     32,003
Other, net                                             500     22,822
                                                 ---------- ----------
     Net cash used in investing activities         (17,027)    (2,901)
                                                 ---------- ----------

Cash flows from financing activities:
Proceeds from issuances of common stock             64,200     71,867
Repurchases of common stock                       (256,487)  (328,537)
Other, net                                           1,994     (5,316)
                                                 ---------- ----------
     Net cash used in financing activities        (190,293)  (261,986)
                                                 ---------- ----------

Effect of exchange rate changes on cash                552       (385)
                                                 ---------- ----------

Decrease in cash and cash equivalents               (7,726)   (51,190)
Cash and cash equivalents, beginning of period      82,880    134,070
                                                 ---------- ----------
Cash and cash equivalents, end of period           $75,154    $82,880
                                                 ========== ==========




Fair Isaac Corporation
Baseline Revenue Analysis
(In thousands)


----------------------------------------------------------------------
            BKG'05      Q1A       Q2A       Q3A       Q4A      FY05
----------------------------------------------------------------------
Total
 Baseline
 Prior to
 '05                 $176,161  $164,445  $158,912  $150,950  $650,468
----------------------------------------------------------------------
Q1-2005A   $115,363    19,385    12,916     9,120     7,622    49,043
Q2-2005A    136,560              18,660    12,402     8,312    39,374
Q3-2005A    143,318                        23,373    16,259    39,632
Q4-2005A    109,728                                  20,154    20,154
----------------------------------------------------------------------
Total FY05  504,969    19,385    31,576    44,895    52,347   148,203
----------------------------------------------------------------------
Total
 Baseline
 Prior to
 '06        504,969   195,546   196,021   203,807   203,297   798,671
----------------------------------------------------------------------
Q1-2006A
Q2-2006A
Q3-2006A
Q4-2006A
----------------------------------------------------------------------
Total FY06
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand
 Total     $504,969  $195,546  $196,021  $203,807  $203,297  $798,671
======================================================================



----------------------------------------------------------------------
            BKG'06      Q1A       Q2A       Q3A       Q4A      FY06
----------------------------------------------------------------------
Total
 Baseline
 Prior to
 '05                 $149,484  $143,730  $141,099  $140,237  $574,550
----------------------------------------------------------------------
Q1-2005A                6,205     4,261     3,765     2,560    16,791
Q2-2005A                6,194     5,975     5,238     4,525    21,932
Q3-2005A                7,404     7,198     5,478     4,524    24,604
Q4-2005A               11,482    10,521     8,339     6,428    36,770
----------------------------------------------------------------------
Total FY05             31,285    27,955    22,820    18,037   100,097
----------------------------------------------------------------------
Total
 Baseline
 Prior to
 '06                  180,769   171,685   163,919   158,274   674,647
----------------------------------------------------------------------
Q1-2006A   $127,778    22,021    15,296     8,988     6,548    52,853
Q2-2006A    106,024              21,176    12,674     8,716    42,566
Q3-2006A     94,480                        21,547    13,009    34,556
Q4-2006A    112,572                                  20,743    20,743
----------------------------------------------------------------------
Total FY06  440,854    22,021    36,472    43,209    49,016   150,718
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand
 Total     $440,854  $202,790  $208,157  $207,128  $207,290  $825,365
======================================================================


A = Actual




    CONTACT: Fair Isaac Corporation, Minneapolis
             Investors & Analysts:
             John D. Emerick, Jr., 612-758-5560
             johnemerick@fairisaac.com